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                                                                    Exhibit 11.1

                                 JAYMARK, INC.
                       COMPUTATION OF EARNINGS PER SHARE
             (In thousands, except for share and per share amounts)


                                                                       Year ended January 31,
                                                                1997            1996            1995
                                                             -----------------------------------------
Net income                                                        $357            $336            $322
                                                             =========       =========       =========

Weighted average number of common shares outstanding         1,891,852       1,924,461       1,980,048
Common stock equivalent shares(1)                              151,391         151,391         151,391
                                                             ---------       ---------       ---------
Total number of shares for computing primary and
   fully diluted earnings per share                          2,043,243       2,075,852       2,131,439
                                                             =========       =========       =========
Primary net earnings per share                                   $0.17           $0.16           $0.15
                                                             =========       =========       =========

Fully diluted net earnings per share(2)                          $0.17           $0.16           $0.15
                                                             =========       =========       =========

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(1)  Represents common stock equivalent shares for stock granted since
     March 7, 1996 using the treasury stock method and the $13.00 estimated initial public offering price per share pursuant to Staff Accounting Bulletin No. 83.

(2) This computation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by Accounting Principles Board Opinion No. 15 because it results in dilution of less than 3%.